Exhibit 99.1

Contact: Monique Greer 720-540-5268 mgreer@allos.com

Allos Therapeutics Reports Fourth Quarter and Full Year 2011 Financial Results

- Conference Call Scheduled for Today at 4:30 p.m. ET -

WESTMINSTER, Colo., March 6, 2012 — Allos Therapeutics, Inc. (NASDAQ: ALTH) today reported financial results for the fourth quarter and full year ended December 31, 2011.

Financial Highlights:

•                  $15.4 million in fourth quarter 2011 net product sales, a 17% sequential increase over the third quarter of 2011.

•                  $50.5 million in full year 2011 net product sales, a 43% increase over 2010.

•                  $97.8 million in total cash, cash equivalents and investments and no debt as of December 31, 2011.

“We are pleased with the sales growth we achieved in 2011 and the continued increase in market penetration, disease-state awareness and brand awareness of FOLOTYN for patients with relapsed or refractory peripheral T-cell lymphoma,” commented Paul L. Berns, president and chief executive officer of Allos Therapeutics.  “We enter 2012 with a strong cash position and remain focused on growing U.S. sales of FOLOTYN while prudently managing our operating expenses to drive toward future profitability.  Also, in collaboration with Mundipharma, we continue to pursue regulatory approval for FOLOTYN in the EU and other ex-U.S. geographies as well as future label expansion opportunities in T-cell lymphoma.”

The Company’s net product sales for full year 2011 were $50.5 million, compared to $35.2 million for 2010.  For the fourth quarter of 2011, net product sales were $15.4 million, compared to $13.2 million for the third quarter of 2011.  When excluding certain infrequently occurring items, net product sales for the fourth quarter of 2011 were $11.0 million, an 8% increase compared to $10.2 million for the third quarter of 2011.  These infrequently occurring items include: (i) $3.0 million in the third quarter of 2011 relating to the sale of FOLOTYN for use in a clinical trial to be conducted by a third party, (ii) $3.2 million in the fourth quarter of 2011 relating to an increase in our distributors’ year-end 2011 inventory levels as compared to average inventory levels for 2011, and (iii) $1.2 million in the fourth quarter of 2011 relating to the release of gross-to-net sales allowances due to refined estimates.

In May 2011, Allos entered into a strategic collaboration agreement with Mundipharma International Corporation Limited (Mundipharma) and received an upfront payment of $50 million.  License and other revenue related to the Mundipharma agreement for the fourth quarter and full year 2011 were $1.5 million and $30.6 million, respectively.  As of December 31, 2011, $20.3 million was recorded as deferred revenue related to the Mundipharma agreement.

Cost of sales for the fourth quarter and full year 2011 were $1.3 million and $4.5 million, respectively, compared to $1.3 million and $3.6 million for the same periods in 2010.

Cost of license and other revenue for the fourth quarter and full year 2011 were $0.7 million and $11.7 million, respectively. The amount recorded for the full year 2011 was primarily related to the Company’s payment of $10.0 million (or 20% of the $50 million upfront payment the Company received from Mundipharma) to the licensors of FOLOTYN under the terms of the Company’s license agreement with Memorial Sloan-Kettering Cancer Center, SRI International, and Southern Research Institute.

Research and development (R&D) expenses for the fourth quarter and full year 2011 were $4.6 million and $22.2 million, respectively, compared to $8.3 million and $31.4 million for the same periods in 2010.  R&D expenses for full year 2011 include $3.4 million of non-cash stock-based compensation expense.

Selling, general and administrative (SG&A) expenses for the fourth quarter and full year 2011 were $11.4 million and $67.8 million, respectively, compared to $21.6 million and $78.8 million for the same periods in 2010.  SG&A expenses for full year 2011 include $8.2 million of non-cash stock-based compensation expense.

Total operating costs and expenses, excluding cost of sales, cost of license and other revenue and non-cash stock-based compensation expense, were $78.9 million for full year 2011, lower than the Company’s prior guidance of $82 to $84 million.

Net loss for the fourth quarter 2011 was $1.2 million, or $0.01 per share, compared to a net loss of $18.1 million, or $0.17 per share, for the same period in 2010.  Net loss for the full year 2011 was $25.5 million, or $0.24 per share, compared to $77.4 million, or $0.74 per share, for the same period in 2010.

As of December 31, 2011, the Company had no debt, and cash, cash equivalents and investments totaling $97.8 million.

Financial Guidance

•                  FOLOTYN net product sales are expected to be in the range of $50 to $55 million for 2012, an anticipated 16% to 28% increase over 2011 when excluding certain infrequently occurring items for 2011 as described above.

•                  License and other revenue, related to the Mundipharma agreement, is expected to approximate $9 million for 2012.  Guidance for license and other revenue includes approximately $4 million of expected payments from Mundipharma to Allos relating to Mundipharma’s 40% share of jointly agreed-upon clinical development expenses for FOLOTYN.

•                  The components of the Company’s guidance for 2012 total operating costs and expenses are as follows:

•                  Cost of sales is expected to be in the range of $5.0 to $5.5 million for 2012, or 10% of net product sales.

•                  Cost of license and other revenue is expected to approximate $2.5 million for 2012.

•                  R&D expenses, excluding non-cash stock-based compensation expense, are expected to approximate $27 million for 2012 as compared to approximately $19 million for 2011.  This increase is primarily due to expected increases in clinical study costs.  Mundipharma’s reimbursements to Allos for 40% of jointly funded clinical trials are recorded in license and other revenue as discussed above.

•                  SG&A expenses, excluding non-cash stock-based compensation expense, are expected to approximate $48 million for 2012 as compared to approximately $60 million for 2011.  This decrease is primarily due to decreases in personnel costs, external sales and marketing costs and business development-related professional fees.

•                  Amortization of intangible asset is expected to approximate $0.5 million for 2012.

•                  Stock-based compensation expense is expected to approximate $9 million for 2012, of which $2.5 million and $6.5 million are expected to be recorded in R&D and SG&A expenses, respectively.

•                  The Company expects to end 2012 with approximately $74 to $78 million in total cash, cash equivalents and investments.

As of December 31, 2011, the Company had $97.8 million in total cash, cash equivalents and investments.  The Company expects its cash position will be sufficient to fund operations through at least early 2015.  This projection is based on certain assumptions for modeling purposes only (and in the case of future revenue levels, should not be considered the Company’s financial guidance), including: (i) annual net product sales and cost of sales for 2012 through 2015 remaining consistent with the Company’s actual results for fiscal year 2011, and (ii) annual cash-based operating expenditures, excluding cost of sales, non-cash stock-based compensation and depreciation expense and net of expected reimbursements from Mundipharma for jointly funded clinical trials, approximating $72 to $75 million per year for 2012 through 2015.

Growth in U.S. sales and/or potential milestone payments and royalties associated with regulatory approval of FOLOTYN in the European Union have the potential to further extend the Company’s cash resources assuming operating costs remain consistent with the Company’s projections.

Non-GAAP financial information is utilized by the Company’s management to provide a useful measure of the Company’s operating performance.  Non-GAAP financial information herein includes the financial guidance related to projected operating expenditures for 2012 through 2015.  The Company reports the expected reimbursements from Mundipharma as license and other revenue in accordance with generally accepted accounting principles but has netted such reimbursements against its operating expenditures for purposes of presentation herein.

2011 and Recent Key Highlights

Commercial

•                  Achieved sequential growth in year-over-year and quarterly net product sales during 2011; reported 43% sequential increase in full year 2011 over 2010 and 17% sequential increase in fourth quarter 2011 over third quarter 2011.

•                  Received a permanent Level II Health Care Common Procedure Coding System (HCPCS) J-Code for FOLOTYN from the Centers for Medicare and Medicaid Services (CMS) effective for dates of service on or after January 1, 2011.

Research and Development

•                  Submitted a request to the European Medicines Agency (EMA) for a re-examination of the negative opinion issued in January 2012 by the EMA’s Committee for Medicinal Products for Human Use (CHMP) for conditional approval of FOLOTYN for the treatment of patients with peripheral T-cell lymphoma (PTCL) whose disease has progressed after at least one prior systemic therapy.  The Company expects a final opinion on the re-examination to be issued by the CHMP in the second quarter of 2012.  Mundipharma has also submitted applications seeking regulatory approval of FOLOTYN for the treatment of patients with relapsed or refractory PTCL in Australia, South Korea and Switzerland and is pursuing regulatory discussions in Japan with plans for initiation of a bridging study in the second half of 2012.

•                  Reached agreement with U.S. Food and Drug Administration under its Special Protocol Assessment (SPA) process on the design of the Company’s Phase 3 randomized clinical trial of sequential FOLOTYN in newly diagnosed patients with PTCL who have achieved an objective response following initial treatment with CHOP (cyclophosphamide, doxorubicin, vincristine, and prednisone) or a CHOP-like regimen (first-line PTCL).  The first patient was enrolled in this trial in August 2011.

•                  Announced the publication of the Company’s pivotal Phase 2 PROPEL study demonstrating clinical activity of FOLOTYN in patients with relapsed or refractory PTCL in the Journal of Clinical Oncology.

•                  Reported interim results from the Company’s ongoing Phase 1 combination study of FOLOTYN and bexarotene in patients with relapsed or refractory cutaneous T-cell lymphoma at the Fourth Annual T-cell Lymphoma Forum. The combination treatments demonstrated encouraging activity in heavily pre-treated patients (median of 3 prior systemic regimens).  The cohort determined to be the recommended dose/schedule is being expanded to evaluate FOLOTYN and bexarotene in a total of 30 patients at the maximum tolerated dose.

Corporate

•                  Entered into a strategic collaboration agreement with Mundipharma to co-develop FOLOTYN.  Under the agreement, Allos retains full commercialization rights for FOLOTYN in the United States and Canada, with Mundipharma having exclusive rights to commercialize FOLOTYN in the rest of the world.  Allos received an upfront payment of $50 million upon execution of the agreement and may receive potential regulatory and commercial progress- and sales-dependent milestone payments of up to $310.5 million.  Allos is also entitled to receive tiered double-digit royalties based on net sales of FOLOTYN within Mundipharma’s licensed territories.  Allos and Mundipharma will jointly fund development costs, initially on a 60:40 basis, which will change to a 50:50 basis if certain pre-defined milestones are achieved.

Key Business Priorities

•                  Continue to grow U.S. sales of FOLOTYN for relapsed or refractory PTCL and manage expenses to drive to future profitability

•                  Pursue regulatory approval to market FOLOTYN for relapsed or refractory PTCL in Europe and other countries in collaboration with Mundipharma

•                  Advance FOLOTYN development program in hematologic malignancies, including first-line PTCL and relapsed or refractory cutaneous T-cell lymphoma in collaboration with Mundipharma

•                  Explore opportunities to grow revenues through product acquisition and/or in-licensing that leverages the Company’s existing infrastructure

Conference Call Information

Allos will host a conference call to review its fourth quarter and full year 2011 financial results on March 6, 2012, at 4:30 p.m. ET.  Participants can access the call at 1-877-941-0843 (U.S.) or +480-629-9819 (Canada and international).  To access the live audio webcast or the subsequent archived recording, visit the “Investors - Presentations and Events” section of the Allos website at www.allos.com.  Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call.  Callers can access the replay by dialing 800-406-7325 (domestic) or 303-590-3030 (international).  The passcode is 4515372#. The webcast will be recorded and available for replay on Allos’ website until March 20, 2012.

About Peripheral T-Cell Lymphoma

T-cell lymphomas account for approximately 10% to 15% of all cases of non-Hodgkin lymphomas (NHL).(1)-(3)  Allos estimates the current annual incidence of PTCL to be approximately 5,900 patients in the U.S. and approximately 6,000 to 7,000 patients in the top five European markets.  The outcome of patients with PTCL is poor and the majority of patients ultimately have refractory disease to a variety of agents, including multi-agent chemotherapy with CHOP (cyclophosphamide, doxorubicin, vincristine, and prednisone) or CHOP-like regimens.  The 5-year overall survival rate in these patients is 25% to 40%, depending on sub-type.(4)-(5)

About FOLOTYN

FOLOTYN, a folate analogue metabolic inhibitor, was discovered by Memorial Sloan-Kettering Cancer Center, SRI International and Southern Research Institute and developed by Allos Therapeutics.  In September 2009, the U.S. Food and Drug Administration (FDA) granted accelerated approval for FOLOTYN for use as a single agent for the treatment of patients with relapsed or refractory PTCL.  This indication is based on overall response rate.  Clinical benefit such as improvement in progression-free survival or overall survival has not been demonstrated. FOLOTYN has been available to patients in the U.S. since October 2009.  An updated analysis of data from PROPEL, the pivotal study of FOLOTYN in patients with relapsed or refractory PTCL, was published in the March 20, 2011 issue of the Journal of Clinical Oncology.  FOLOTYN has patent protection through 2017, potentially through July 2022, assuming a five-year patent term extension through the Hatch-Waxman Act.

About Allos Therapeutics

Allos Therapeutics, Inc. (Nasdaq: ALTH) is a biopharmaceutical company committed to the development and commercialization of innovative anti-cancer therapeutics. Allos is currently focused on the development and commercialization of FOLOTYN® (pralatrexate injection), a folate analogue metabolic inhibitor. FOLOTYN is approved in the U.S. for the treatment of patients with relapsed or refractory PTCL.  For additional information, please visit www.allos.com.

IMPORTANT SAFETY INFORMATION

Warnings and Precautions

FOLOTYN may suppress bone marrow function, manifested by thrombocytopenia, neutropenia, and anemia. Monitor blood counts and omit or modify dose for hematologic toxicities.

Mucositis may occur. If greater-than or equal to Grade 2 mucositis is observed, omit or modify dose. Patients should be instructed to take folic acid and receive vitamin B12 to potentially reduce treatment-related hematological toxicity and mucositis.

Fatal dermatologic reactions may occur. Dermatologic reactions may be progressive and increase in severity with further treatment. Patients with dermatologic reactions should be monitored closely, and if severe, FOLOTYN should be withheld or discontinued.

Tumor lysis syndrome may occur. Monitor patients and treat if needed.

FOLOTYN can cause fetal harm. Women should avoid becoming pregnant while being treated with FOLOTYN and pregnant women should be informed of the potential harm to the fetus.

Use caution and monitor patients when administering FOLOTYN to patients with moderate to severe renal function impairment.

Elevated liver function test abnormalities may occur and require monitoring. If liver function test abnormalities are greater-than or equal to Grade 3, omit or modify dose.

Adverse Reactions

The most common adverse reactions were mucositis (70%), thrombocytopenia (41%), nausea (40%), and fatigue (36%). The most common serious adverse events are pyrexia, mucositis, sepsis, febrile neutropenia, dehydration, dyspnea, and thrombocytopenia.

Use in Specific Patient Population

Nursing mothers should be advised to discontinue nursing or the drug, taking into consideration the importance of the drug to the mother.

Drug Interactions

Co-administration of drugs subject to renal clearance (e.g., probenecid, NSAIDs, and trimethoprim/sulfamethoxazole) may result in delayed renal clearance.

Please see FOLOTYN Full Prescribing Information at www.FOLOTYN.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements regarding the status of prospects of the Company’s commercialization of FOLOTYN for patients with relapsed or refractory peripheral T-cell lymphoma; the Company’s Marketing Authorization Application, or MAA, for FOLOTYN in Europe; the Company’s financial guidance for 2012; the Company’s strategic collaboration with Mundipharma, including Mundipharma’s potential commercialization of FOLOTYN outside the United States and Canada; the Company’s future financial performance, results of operations or sufficiency of capital resources to fund its operating requirements; and any other statements that are other than statements of historical fact.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements.

Important factors that may cause actual results to differ materially include, but are not limited to, risks and uncertainties associated with the commercialization of FOLOTYN; the Company’s compliance with applicable regulatory requirements, including the healthcare fraud and abuse laws and the Company’s post-marketing requirements; that the design of and data collected from the PROPEL trial may not be adequate to demonstrate the safety and efficacy of FOLOTYN for the treatment of patients with relapsed or refractory PTCL, or otherwise be sufficient to support EMA approval; risks and uncertainties relating to the establishment, implementation and execution of the Company’s strategic collaboration with Mundipharma, including the parties future product resources and access to capital to support its future operations, including its product development and commercialization plans for FOLOTYN; and other economic, business, competitive and/or regulatory factors affecting the Company’s business generally. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

Note: The Allos logo and FOLOTYN name are registered trademarks of Allos Therapeutics, Inc.

References:

(1)         The Non-Hodgkin’s Lymphoma Classification Project. A clinical evaluation of the International Lymphoma Study Group classification of non-Hodgkin’s lymphoma. Blood. 1997;89(11):3909-3908.

(2)         Hennessy BT, Hanrahan EO, Daly PA. Non-Hodgkin lymphoma: an update [review]. Lancet Oncol. 2004;5(6):341-353.

(3)         O’Leary HM, Savage KJ. Novel therapies in peripheral T-cell lymphomas [review]. Curr Oncol Rep. 2008;134(5):202-207.

(4)         Savage KJ, Chhanabhai M, Gascoyne RD, et al. Characterization of peripheral T-cell lymphomas in a single North American institution by the WHO classification. Ann Oncol 2004;15(10):1467-75.

(5)         Savage KJ. Peripheral T-cell Lymphomas. Blood Rev. 2007; 21:201-216.

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(Tables to follow)

ALLOS THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share information)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Revenue:
Net product sales	$15,435	$11,705	$50,486	$35,227
License and other revenue	1,476	—	30,583	—
Total revenue	16,911	11,705	81,069	35,227

Operating costs and expenses:
Cost of sales, excluding amortization expense	1,293	1,317	4,510	3,647
Cost of license and other revenue	690	—	11,698	—
Research and development	4,622	8,303	22,189	31,359
Selling, general and administrative	11,419	21,631	67,817	78,782
Amortization of intangible asset	114	114	454	454
Total operating costs and expenses	18,138	31,365	106,668	114,242
Operating loss	(1,227)	(19,660)	(25,599)	(79,015)
Interest and other income, net	11	1,518	85	1,520
Loss before income taxes	(1,216)	(18,142)	(25,514)	(77,495)
Income tax benefit	—	—	7	78
Net loss	$(1,216)	$(18,142)	$(25,507)	$(77,417)
Net loss per share: basic and diluted	$(0.01)	$(0.17)	$(0.24)	$(0.74)

Weighted average shares: basic and diluted	106,029,341	105,373,147	105,711,536	105,123,420

ALLOS THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31,	December 31,
	2011	2010
ASSETS
Cash, cash equivalents and investments	$97,772	$98,565
Accounts receivable	15,259	12,076
Intangible asset, net	4,772	5,225
Other assets	2,798	2,645
Property and equipment, net	1,476	2,245
Total assets	$122,077	$120,756
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities, excluding deferred revenue	$17,443	$22,558
Deferred revenue	20,310	—
Stockholders’ equity	84,324	98,198
Total liabilities and stockholders’ equity	$122,077	$120,756